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Exhibit 10.2

CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT
ADS ALLIANCE DATA SYSTEMS, INC.

        This CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT (the "Agreement") is entered into as of September 25, 2003, (the "Effective Date") between ADS Alliance Data Systems, Inc. (the "Company") and J. Michael Parks (the "Executive").

RECITALS

        WHEREAS, the Executive is a key employee of the Company and serves as the Company's Chief Executive Officer and President.

        WHEREAS, the Company and the Executive desire to set forth herein the sole and exclusive terms and conditions relating to the Executive's compensation in the event of a termination of the Executive's employment in connection with a Change in Control (as defined below);

        WHEREAS, in the event of a Change in Control, the Executive may be vulnerable to dismissal without regard to quality of the Executive's service, and the Company believes that it is in the best interests of the Company to enter into this Agreement in order to ensure fair treatment of the Executive and to reduce the distractions and other adverse effects upon the Executive's performance which are inherent in such a Change in Control; and

        WHEREAS, this Agreement is not intended to be and shall not constitute an employment contract between the Company and the Executive or impose any obligation upon the Company to retain the Executive.

        NOW, THEREFORE, for and in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

        1.    Definitions.    For purposes hereof, the following terms shall mean:

          a.    "Affiliate" shall mean any entity that has a direct or indirect equity interest in the Company or with respect to which the Company holds an equity interest, or any entity directly or indirectly controlling, controlled by or under the common control of the Company.

          b.    "Annual Salary" shall mean the greater of the Executive's annual salary as in effect immediately prior to the date of the Qualifying Termination or his annual salary as in effect on the date of the Change in Control.

          c.    "Board" shall mean the Board of Directors of the Company.

          d.    "Cause" shall mean if the Executive is a party to an employment agreement or offer letter or any other agreement for services with the Company or its Affiliates and such agreement is in effect at the time of termination of employment, and provides for a definition of Cause, the definition therein contained, or, if no such agreement exists, it shall mean the Executive's (i) material breach of any of such Executive's covenants or obligations under any applicable employment agreement or offer letter or any other agreement for services or non-compete agreement; (ii) continued failure after written notice from the Company or any applicable Affiliate to satisfactorily perform assigned job responsibilities or to follow the reasonable instructions of the Executive's superiors, including, without limitation, the Board; (iii) commission of a crime constituting a felony (or its equivalent) under the laws of any jurisdiction in which the Company or any applicable Affiliate conducts its business or other crime involving moral turpitude; or (iv) material violation of any material law or regulation or any policy or code of conduct adopted by the Company or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect the business reputation or affairs of the Company or of an Affiliate. The Board, in good faith, shall determine all matters and questions relating to whether the Executive has been discharged for Cause.

          e.    "Change in Control" shall mean one of the following events: (i) the merger, consolidation or other reorganization of the Company in which its outstanding common stock, $0.01 par value, is converted into or exchanged for a different class of securities of the Company, a class of securities of any other issuer (except a direct or indirect wholly owned subsidiary of the Company), cash, or other property; (ii) the sale, lease or exchange of all or substantially all of the assets of the Company to any other corporation or entity (except a direct or indirect wholly owned subsidiary of the Company); (iii) the adoption by the stockholders of the Company of a plan of liquidation and dissolution; (iv) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any Person or entity other than (x) Welsh Carson Anderson & Stowe partnerships and partners or (y) Limited Brands, Inc. and its affiliates, including without limitation a "group" as contemplated by Section 13(d)(3) of the Exchange Act (whether or not the Exchange Act is then applicable to the Company), of beneficial ownership, as contemplated by such section, of more than twenty percent (20%) (based on voting power) of the Company's outstanding capital stock and such Person, entity or group either has, or either publicly or by written notice to the Company states an intention to seek, a representative member on the Board; (v) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any Person, entity or group other than (x) Welsh Carson Anderson & Stowe partnerships and partners or (y) Limited Brands, Inc. and its affiliates, of beneficial ownership of more than thirty percent (30%) (based on voting power) of the Company's outstanding capital stock; or (vi) as a result of or in connection with a contested election of directors, the Persons who were the directors of the Company before such election shall cease to constitute a majority of the Board.

          f.    "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the "Regulations").

          g.    "Disability" shall mean (i) if the Executive's employment or service is subject to the terms of an employment agreement, or offer letter or any other agreement with the Company or its Affiliate, which agreement includes a definition of "Disability", the definition therein contained; or (ii) if no such agreement exists, the term "Disability" as used in any applicable long-term disability plan, if any or; (iii) if there is no such agreement or plan, it shall mean a physical or mental infirmity which impairs the Executive's ability to perform substantially his duties for a period of one hundred eighty (180) consecutive days.

          h.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated thereunder.

          i.    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time. References to any provisions of the Exchange Act shall be deemed to include rules thereunder and successor provision rules thereto.

          j.    "Good Reason" shall mean if the Executive is a party to an employment agreement or offer letter or any other agreement for services with the Company or its Affiliate and such agreement provides for a definition of Good Reason, the definition therein contained, or, if no such agreement or definition exists, it shall mean the occurrence of any of the following events, in each case without the Executive's consent: (i) lessening of the Executive's responsibilities; (ii) a reduction of at least 5% in the Executive's Annual Salary and/or Incentive Compensation; or (iii) the Company's requiring the Executive to be based anywhere other than within fifty (50) miles of the Executive's place of employment at the time of the occurrence of the Change in Control, except for reasonably required travel to the extent substantially consistent with the Executive's business travel obligations as in existence at the time of the Change in Control.

          k.    "Incentive Compensation" shall mean the greater of the Executive's target bonus immediately prior to the Qualifying Termination or his target bonus in the year in which the Change in Control occurs.

          l.    "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          m.    "Qualifying Termination" shall mean (i) a termination by the Executive of the Executive's employment with the Company for Good Reason within three (3) years after the occurrence of a Change in Control; or (ii) a termination of the Executive's employment without Cause by the Company within three (3) years after the occurrence of a Change in Control. A termination of the Executive's employment due to Disability, Retirement or death shall not constitute a Qualifying Termination.

          n.    "Retirement" shall mean the Executive's retirement in accordance with the Company's retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or any written retirement arrangement established between the Company and the Executive as in effect immediately prior to the Change in Control.

          o.    "Total Compensation" shall mean, for the year of a Qualifying Termination, the sum of the Annual Salary and Incentive Compensation.

        2.    Term.    This Agreement shall remain in effect until December 31, 2006 (the "Original Term"). This Agreement shall automatically renew for three years at the end of the Original Term and each three year anniversary thereafter (each such extension, a "Renewal Term") unless the Company provides ninety (90) days advance written notice of non-renewal prior to the end of the Original Term or a Renewal Term; provided, however, that the Company shall not terminate this Agreement once the Company has commenced negotiations directly relating to a Change in Control. If a Qualifying Termination occurs during the Term, this Agreement shall continue in full force and effect and shall not terminate until the Executive shall have received the severance compensation provided hereunder provided that all terms and conditions have been met.

        3.    Payment of Accrued Compensation upon a Qualifying Termination.    If a Qualifying Termination occurs, the Executive shall immediately be paid all earned and accrued salary due and owing to the Executive as of the Qualifying Termination, a pro rata portion of the Executive's target bonus in the year of the Qualifying Termination, any benefits then due under any benefit plans of the Company in which the Executive is a participant, any accrued and unpaid vacation pay and any appropriate business expenses incurred by the Executive in connection with his duties, all to the date of the Qualifying Termination (collectively, "Accrued Compensation"). The Executive shall also be entitled to the severance compensation described in Section 4.

        4.    Severance Compensation.    The Executive shall be entitled to the following upon a Qualifying Termination under the conditions set forth below:

          (a)    Condition to Payment of Severance Compensation. Upon the Executive's execution of a General Release substantially in the form attached hereto as Exhibit A, the Company shall pay to the Executive severance compensation in an aggregate amount equal to three (3) times the Executive's Total Compensation (the "Severance Amount").

          (b)    Payment of Severance Amount. The Severance Amount shall be paid without prejudice to the Executive's right to receive all Accrued Compensation. The Severance Amount shall be paid to the Executive in a lump sum within thirty (30) days of the execution of the General Release. The Severance Amount shall be paid irrespective of the Executive's employment status or self-employment; provided, however, that if the Executive should violate the terms of the General Release, the Company shall be under no further obligation to continue any payments or benefits hereunder.

          (c)    Certain Welfare Benefits. For a number of months after the Qualifying Termination equal to thirty-six (36) (the "Continuation Period"), the Company shall, at its expense, provide on behalf of the Executive and his dependents and beneficiaries the equivalent medical, dental and hospitalization coverages and benefits and financial planning services (hereinafter referred to as the "Welfare Benefits") provided to the Executive immediately prior to the Change in Control or, if greater, the Welfare Benefits provided at any time thereafter. The Welfare Benefits (including deductibles and costs) provided in this Section 4(c) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such Welfare Benefits. The Company's obligation hereunder with respect to the foregoing Welfare Benefits shall be reduced to the extent that the Executive obtains any such Welfare Benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce any of the Welfare Benefits it is required to provide the Executive hereunder so long as the aggregate Welfare Benefits of the combined benefit plans is no less favorable to the Executive than the Welfare Benefits required to be provided hereunder. Neither this Section 4(c) nor any other provision of this Agreement shall be interpreted so as to reduce any amounts otherwise payable, or in any way diminish the Executive's rights as an employee of the Company, whether existing now or hereafter, under any benefit plan or arrangement. Notwithstanding the foregoing, should the Executive become entitled to the Severance Amount, he shall not be entitled to any severance pay under any other plan, policy or agreement under which he may be otherwise entitled.

        5.    Equity Grants.    All equity grants made by the Company to the Executive that remain outstanding as of the Qualifying Termination shall be subject to the terms and conditions set forth in any governing plan or award documents applicable to such equity grants.

        6.    Excise Tax Limitation.

          a.    Gross-Up Payment. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Executive, by the Company, any Affiliate, or any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code and the Regulations) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax") then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

          b.    Determination by Accountant. All mathematical determinations, and all determinations as to whether any of the Total Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this section, including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment, amounts relevant to the last sentence of this Section 6(b), and the assumptions to be utilized in arriving at such determinations, shall be made at the Company's expense by an independent nationally recognized accounting firm selected by the Company (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation, to the Company and the Executive by no later than ten (10) days following the Qualifying Termination, if applicable, or such earlier time as requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive and the Company with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the Determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive repaying to the Company an amount which is less than the Overpayment.

          c.    Notification of Claim. The Executive shall notify the Company in writing of any known claim by the Internal Revenue Service (the "IRS") that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (i)    give the Company any information reasonably requested by the Company relating to such claim,

            (ii)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii)    cooperate with the Company in good faith in order effectively to contest such claim, and

            (iv)    permit the Company to participate in any proceedings relating to such claim;

          provided, however, the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited solely to such contested amount and shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

        7.    Disputes.    The Company shall pay as incurred, to the full extent permitted by law, all reasonably incurred legal fees and expenses which the Executive may incur as the result of any contest (including as the result of any contest by the Executive concerning the amount of any payment pursuant to this Agreement) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that the Company shall not pay such legal fees: (A) to the extent they were incurred with respect to a claim brought by the Executive in bad faith and/or (B) to the extent they were incurred where a determination has been made (either by a court or as part of a settlement agreement) that the Executive is not entitled to substantially all the amounts claimed by the Executive whether or not such claims were made in bad faith. At the sole election of the Company, any controversy or dispute related to this Agreement shall be subject to either (a) a court of law having competent jurisdiction or (b) binding arbitration in a venue mutually agreed upon by the Company and the Executive in accordance with the alternative dispute resolution rules and procedures of JAMS in effect at such time.

        8.    Employment Status.    This Agreement does not constitute a contract of employment or impose on the Executive or the Company any obligation to retain the Executive in the employ of the Company or any Affiliate, or to change the status of the Executive's employment.

        9.    Nature of Rights.    The Executive shall have the status of a mere unsecured creditor of the Company with respect to his right to receive any payment under this Agreement. This Agreement shall constitute a mere promise by the Company to make payments in the future of the benefits provided for herein. It is the intention of the parties hereto that the arrangements reflected in this Agreement shall be treated as unfunded for tax purposes and, if it should be determined that Title I of ERISA is applicable to this Agreement, for purposes of Title I of ERISA. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

        10.    Full Settlement and Mitigation.    The Company's obligation to provide the payments and benefits provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment except as set forth in Section 4(c) with respect to certain welfare benefits.

        11.    Miscellaneous.

          a.    Severability. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible.

          b.    Withholding. All compensation and benefits to the Executive hereunder shall be reduced by all Federal, state, local and other withholdings and similar taxes and payments required by applicable law.

          c.    Entire Agreement; Modification. This Agreement represents the entire agreement between the parties and except as expressly set forth herein supersedes any prior agreements between the parties, written or oral, including without limitation, those terms and condition as set forth in any severance agreement, employment agreement or offer letter between the Executive and the Company or its Affiliate that relates to the Executive's termination of employment in connection with a Change in Control (as defined in this Agreement or any other prior agreements between the Company, or its Affiliate and the Executive). This Agreement may be amended, modified, superseded or canceled, and any of the terms hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall not affect such party's right at a latter time to enforce the same. No waiver by any party of the breach of any provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or of any other term of this Agreement.

          d.    Applicable Law. This Agreement shall be construed under and governed by the laws of the State of Delaware.

          e.    Successors and Assigns. This Agreement shall be binding upon, and shall issue to the benefit of, the Company's successors and assigns and the Executive's heirs and assigns.

          f.    Nontransferability by Executive. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of September 25, 2003.

ADS ALLIANCE DATA SYSTEMS, INC.
By	/s/ EDWARD J. HEFFERNAN Edward J. Heffernan
EXECUTIVE:
/s/ J. MICHAEL PARKS J. Michael Parks

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

        This general release (this "Agreement") and the accompanying Change in Control Severance Protection Agreement dated                        , 2003 between J. Michael Parks ("Executive") and ADS Alliance Data Systems, Inc. (the "Company"). In exchange for and in consideration of the benefits described in the Agreement (the "Severance Amount"), Executive, on behalf of Executive and his agents, representatives, administrators, receivers, trustees, estates, heirs, devisees, assignees, legal representatives, and attorneys, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits all the Released Parties (as defined below) from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys' fees and causes of action of every kind and nature, known and unknown, asserted and unasserted, accrued or unaccrued, liquidated or contingent, direct or indirect up to the effective date of this Agreement, including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with (i) Executive's employment with the Company or the termination thereof; (ii) Executive's employment agreement, or offer letter or any other agreements between Executive and the Company or the termination thereof; (iii) any treatment of Executive by any of the Released Parties, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, discipline, work hours, demotion, transfer, termination, compensation, performance review, or training; (iv) any statements or alleged statements by the Company or any of the Released Parties regarding Executive, whether oral or in writing; (v) any damages or injury that Executive may have suffered, including without limitation, emotional or physical injury, compensatory damages, or lost wages; or (vi) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever.

        Said release shall be construed as broadly as possible and shall also extend to release the Released Parties, without limitation, from any and all claims that Executive has alleged or could have alleged, whether known or unknown, accrued or unaccrued, against any Released Party for violation(s) of any of the following: the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Employee Retirement Income Security Act of 1974, as amended; the Immigration Reform Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act, as amended; any other federal, state, or local law or ordinance; any public policy, whistleblower, contract, tort, or common law; and any demand for costs or litigation expenses, except as otherwise provided in the Change in Control Severance Protection Agreement, including but not limited to attorneys' fees.

        The term "Released Parties" or "Released Party" as used herein shall mean and include: the Company and its parents, subsidiaries, affiliates, and all of their predecessors and successors (collectively, the "Released Entities"), and with respect to each such Released Entity, all of its former, current, and future officers, directors, agents, representatives, employees, servants, owners, shareholders, partners, joint venturers, attorneys, insurers, administrators, and fiduciaries, and any other persons acting by, through, under, or in concert with any of the persons or entities listed herein.

        Pursuant to the Older Workers Benefit Protection Act of 1990, Executive understands and acknowledges that by executing this Agreement and releasing all claims against any of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act, which includes any claim that any Released Party discriminated against Executive on account of his age. Executive also acknowledges the following:

  (a)
  The Company, by this written Agreement, has advised Executive to consult with an attorney prior to executing this Agreement;

  (b)
  Executive has had the opportunity to consult with his own attorney concerning this Agreement and Executive acknowledges that this Agreement is worded in an understandable way;

  (c)
  The rights and claims waived in this Agreement are in exchange for additional consideration over and above anything to which Executive was already undisputedly entitled;

  (d)
  This Agreement does not include claims arising after the Effective Date of this Agreement (as defined below), provided, however, that any claims arising after the Effective Date of this Agreement from the then-present effect of acts or conduct occurring before the Effective Date of this Agreement shall be deemed released under this Agreement;

  (e)
  The Company has provided Executive the opportunity to review and consider this Agreement for twenty-one (21) days from the date Executive receives this Agreement. At Executive's option and sole discretion, Executive may waive the twenty-one (21) day review period and execute this Agreement before the expiration of twenty-one (21) days. In electing to waive the twenty-one (21) day review period, Executive acknowledges and admits that he was given a reasonable period of time within which to consider this Agreement and his waiver is made freely and voluntarily, without duress or any coercion by any other person; and

        Executive may revoke this Agreement within a period of seven (7) days after execution of this Agreement. Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the Company by the end of the seventh (7th) calendar day. Under any such valid revocation, Executive shall not be entitled to any severance pay or any other benefits under this Agreement. This Agreement becomes effective on the eighth (8th) calendar day after it is executed by both parties.

        Executive confirms that no claim, charge, or complaint against any of the Released Parties, brought by him, exists before any federal, state, or local court or administrative agency. Executive hereby waives his right to accept any relief or recovery, including costs and attorney's fees, from any charge or complaint before any federal, state, or local court or administrative agency against any of the Released Parties, except as such waiver is prohibited by law.

        The existence, terms, and conditions of this Agreement are and shall be deemed to be confidential and shall not hereafter be disclosed by Executive to any other person or entity, except (i) as may be required by law, regulation or applicable securities exchange requirements; and (ii) to Executive's attorneys, spouse, accountants and/or financial advisors, provided that the person to whom disclosure is made is made aware of the confidentiality provisions of this Agreement and such person/s agrees to keep the terms of this Agreement confidential. Executive further agrees not to solicit or initiate any demand by others not party to this Agreement for any disclosure of the existence, terms, and conditions of this Agreement.

        Executive agrees that he will not, unless otherwise prohibited by law, at any time hereafter, participate in as a party, or permit to be filed by any other person on his behalf or as a member of any alleged class of person, any action or proceeding of any kind, against the Company, or its past, present, or future parents, subsidiaries, divisions, affiliates, employee benefit and/or pension plans or funds, successors and assigns and any of their past, present or future directors, officers, agents, trustees, administrators, attorneys, employees or assigns (whether acting as agents for the Company or in their individual capacities), with respect to any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement. Executive further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this paragraph and that this Agreement shall act as a bar to recovery in any such proceedings.

        Executive agrees that neither this Agreement nor the furnishing of the consideration set forth in this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. Executive further acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive's obligations under this Agreement.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions. If any provision of this Agreement other than the general release set forth above is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application, then such provision immediately shall become null and void, leaving the remainder of this Agreement in full force and affect. If any portion of the general release set forth in this Agreement is declared to be unenforceable by a court of competent jurisdiction in any action in which Executive participates or joins, Executive agrees that all consideration paid to him under the Change in Control Severance Protection Agreement shall be offset against any monies that he may receive in connection with any such action.

        This Agreement, together with the Change in Control Severance Protection Agreement, sets forth the entire agreement between Executive and the Released Parties and it supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this Agreement or the Change in Control Severance Protection Agreement. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement.

        This Agreement may not be amended except by a written agreement signed by both parties, which specifically refers to this Agreement.

        EXECUTIVE ACKNOWLEDGES THAT HE CAREFULLY HAS READ THIS AGREEMENT; THAT HE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF HIS CHOOSING; THAT HE FULLY UNDERSTANDS ITS TERMS AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS AGREEMENT ARE THOSE STATED AND CONTAINED IN THIS AGREEMENT AND THE CHANGE IN CONTROL SEVERANCE PROTECTION AGREEMENT; AND THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY. EXECUTIVE STATES THAT HE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS AND UNDERSTANDS THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.

        IN WITNESS WHEREOF, Executive has executed this Agreement as of the date set forth below.

Sworn to and subscribed before me
this ____ day of _________, 2003
Notary Public
ACCEPTED AND ACKNOWLEDGED BY
By:

Name: J. Michael Parks
Title: Chief Executive Officer and President
Date:

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  Exhibit 10.2
RECITALS
AGREEMENT
GENERAL RELEASE OF ALL CLAIMS